EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of ProxyMed, Inc. for the year ended December 31, 2007 of our reports dated April 15, 2008 included in its Registration Statement on Form S-3 (No. 333-141892) dated April 4, 2007 and in its Registration Statements on Form S-8 (No. 333-04717, No. 333-34711, No. 333-50391, No. 333-92905, No. 333-89764, No. 333-113436, No. 333-142160 and No. 333-142161) dated May 29, 1996, August 29, 1997, April 17, 1998, December 16, 1999, June 4, 2002, March 9, 2004, April 17, 2007 and April 17, 2007, respectively, relating to the financial statements and financial statement schedules for the year ended December 31, 2007 listed in the accompanying index.

/s/ UHY LLP
Atlanta, GA
April 15, 2008